LUSE GORMAN POMERENK & SCHICK
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

                     5335 WISCONSIN AVENUE, N.W., SUITE 780
                             WASHINGTON, D.C. 20015
                             ----------------------
                            TELEPHONE (202) 274-2000
                            FACSIMILE (202) 362-2902
                                 www.luselaw.com
                                 ---------------

WRITER'S DIRECT DIAL NUMBER                                   WRITER'S EMAIL
(202) 274-2009                                               mlevy@luselaw.com



March 9, 2010

Via Edgar

John A. Spitz
Staff Accountant
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

         Re:      Investors Bancorp, Inc.
                  File No. 000-51557
                  Form 10-K for the Fiscal Year Ended June 30, 2009
                  Form 10-Q for the Fiscal Quarter Ended September 30, 2009

Dear Mr. Spitz:

     On behalf of Investors Bancorp, Inc. (the "Company"), and in response to the Staff's letter dated February 26, 2010, the Company intends to file its response to the Staff's letter by March 19, 2010.

     We request that any questions with regard to the foregoing should be directed to the undersigned at 202-274-2009 or John J. Gorman at 202-274-2001.


                                   Very truly yours,

                                   /s/ Marc Levy

                                   Marc Levy

cc:      Lindsay Bryan, SEC
         Tom Splaine, Investors Bancorp, Inc.